Exhibit 99.3

Tripadvisor Appoints Matt Goldberg to Chief Executive Officer

Announces Chief Executive Officer appointment, effective July 1, 2022

NEEDHAM, MA, May 4, 2022 — Tripadvisor, Inc. (NASDAQ: TRIP) today announced that Matt Goldberg has been named its Chief Executive Officer, succeeding co-founder and long-time CEO, Stephen Kaufer.

“We are excited to announce the appointment of Matt Goldberg to the role of CEO,” said Greg Maffei, Chairman of the Board at Tripadvisor. “Matt has proven leadership and experience in strategy and operations for more than 20 years across a number of leading media, advertising, and consumer-facing companies. We welcome him to the team and look forward to his expertise as he leads Tripadvisor in the next phase of its journey.”

“I could not be more enthusiastic about joining Tripadvisor, a company I have long admired, whose leadership and teams have built an amazing, globally recognized consumer brand with a unique spot in travel and digital media,” said Matt Goldberg, incoming CEO. “I’m incredibly excited to return to the travel sector to innovate within the industry and leverage the platform’s reach and community trust. I see a long runway ahead and many opportunities to create value for our travelers and partners.”

“After a comprehensive search, I believe that the Board has found a strong leader in Matt for our iconic brand.” said Steve Kaufer, CEO and co-founder, Tripadvisor. “Our employees, partners and travelers will be well served by Matt who is a strategist with experience in the travel, digital, media and retail industries. I look forward to supporting his success and watching him guide this business into an exciting future.”

Over his career, Goldberg has served in various leadership roles in the digital content, media and entertainment, and travel industries, and in both B2B and direct-to-consumer models at companies such as News Corp, Liberty Interactive Corp, Lonely Planet, and Dow Jones. Most recently, he served as Executive Vice President, North America and Global Operations at The Trade Desk. Goldberg is also Founding Director of Dataphilanthropy, a non-profit focused on building programs to apply data to better address and understand economic disparity. He holds a B.A. in English from Cornell University, an M.A. in International Relations from the University of Melbourne, and an M.B.A from Stanford University. Goldberg’s anticipated start date is July 1, 2022 and he will be based at the company’s Needham, MA headquarters.

Steve Kaufer co-founded Tripadvisor in 2000 and last year announced his intention to leave his role as CEO.

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About Tripadvisor

Tripadvisor, the world's largest travel guidance platform*, helps hundreds of millions of people each month** become better travelers, from planning to booking to taking a trip. Travelers across the globe use the Tripadvisor site and app to discover where to stay, what to do and where to eat based on guidance from those who have been there before. With more than 1 billion reviews and opinions of nearly 8 million businesses, travelers turn to Tripadvisor to find deals on accommodations, book experiences, reserve tables at delicious restaurants and discover great places nearby. As a travel guidance company available in 43 markets and 22 languages, Tripadvisor makes planning easy no matter the trip type.

The subsidiaries of Tripadvisor, Inc. (Nasdaq:TRIP), own and operate a portfolio of travel media brands and businesses, operating under various websites and apps, including the following websites: www.bokun.io, www.cruisecritic.com, www.flipkey.com, www.thefork.com, www.helloreco.com, www.holidaylettings.co.uk, www.housetrip.com, www.jetsetter.com, www.niumba.com,www.seatguru.com, www.singleplatform.com, www.vacationhomerentals.com, and www.viator.com.

* Source: SimilarWeb, unique users de-duplicated monthly, March 2022

** Source: Tripadvisor internal log files

Contacts

Investors

ir@tripadvisor.com

Media

uspr@tripadvisor.com

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